Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

BP p.l.c.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1) (2)(3)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares of 25c each (“Ordinary Shares”) (granted pursuant to the BP p.l.c. Share Value Plan)(1)	Rule 457(h)	120,000,000	$5.92(4)	$710,400,000	$147.60 per $1,000,000	$ 104,855.04

Equity	Ordinary Shares (granted pursuant to the BP p.l.c. Reinvent BP Plan)(2)	Rule 457(h)	24,000,000	$5.92(4)	$142,080,000	$147.60 per $1,000,000	$ 20,971.01

Equity	Ordinary Shares (granted pursuant to the Archaea Employee Savings Plan)(3)	Rule 457(h)	6,000,000	$5.92(4)	$ 35,520,000	$147.60 per $1,000,000	$ 5,242.75

Total Offering Amounts					$888,000,000		$131,068.80

Total Fees Previously Paid							$0.00

Total Fee Offsets							$0.00

Net Fee Due							$131,068.80

(1)

Represents Ordinary Shares which may be granted under the BP p.l.c. Share Value Plan (the “Share Value Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of Ordinary Shares being registered also includes such indeterminate number of additional shares as may be issuable under the Share Value Plan in connection with variations in share capital, demergers, special dividends or similar transactions.

(2)

Represents Ordinary Shares which may be granted under the BP p.l.c. Reinvent BP Plan (the “Reinvent BP Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of Ordinary Shares being registered also includes such indeterminate number of additional shares as may be issuable under the Reinvent BP Plan in connection with variations in share capital, demergers, special dividends or similar transactions.

(3)

Represents Ordinary Shares which may be granted under the Archaea Employee Savings Plan (the “Archaea Employee Savings Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of Ordinary Shares being registered also includes such indeterminate number of additional shares as may be issuable under the Archaea Employee Savings Plan in connection with variations in share capital, demergers, special dividends or similar transactions.

(4)

Estimated solely for the purposes of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(e) and Rule 457(h) based on the average of the high and low quotation for Ordinary Shares of BP p.l.c. on The London Stock Exchange on June 5, 2024 and the buying rate for pounds sterling of £1.00=$1.2787, as published by The Wall Street Journal for that date.